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EXHIBIT 10.13





December 31, 2007

Reclamation Consulting And Application, Inc
940 Calle Amanecer Suite E
San Clement, CA 92673

Dear Directors,

This letter shall memorialize our verbal agreement where [NAME], in consideration of $1.00 receipt of which is acknowledged, has agreed to relinquish all of their rights to exercise [NUMBER] of their current and outstanding vested [OPTIONS/WARRANTS] with the Company until such time that the Company completes a reverse split or increases their authorized shares.

I have relinquished these rights and fully understand that there are no guarantees that the Company will complete a reverse split or increase their authorized shares.



Sincerely,

[NAME]